                                                                 EXHIBIT 10.1.14



                             TERRA INDUSTRIES INC.

                            INCENTIVE AWARD PROGRAM
                            OFFICER & KEY EXECUTIVE

                                     1995
                                     ----



I.        Purpose of the Plan
          -------------------

          The purpose of this Incentive Award Program is to motivate officers and key executives of the company toward achievement of planned annual goals and improved results.

II.       Eligibility in the Plan
          -----------------------

          Participation in this Incentive Award Program is limited to officers and key executives of Terra Industries Inc., Terra Distribution and Terra Nitrogen where participation is expected to contribute directly to the company's performance and success in accomplishment of its planned goals.

III.      Special Provisions and Considerations
          -------------------------------------

          Terra's incentive plan year coincides with the company's fiscal year. The Chief Executive Officer will establish the corporate financial goals, which are approved by the Board of Directors, which will be used to establish the 1995 incentive pool. Each officer and key executive participating in this plan will be assigned an index which establishes their target incentive as a percentage of year-end base salary. Each officer and key executive participating in this plan will also establish a set of individual goals or objectives, the importance of each is reflected in their weight which sums to one-hundred percent (100%).

          The Chief Executive Officer is responsible for approving each plan participant's individual goals or objectives and will reach mutual agreement with each participant on the full set of incentive goals as soon as possible in the 1995 fiscal year. Each plan participant must execute and periodically report on a goal document approved and signed by the Chief Executive Officer.

IV.       Funding the Officer and Key Executive Incentive Award Program
          -------------------------------------------------------------

          The funding for the officer and key executive incentive award pool is based on the accomplishment of Terra Industries Inc. approved income and return-on-equity objectives, which will fund the incentive pool. The income goal will receive fifty percent (50%) weight and the return-on-equity goal will receive fifty percent (50%) weight.

          The pool starts to fund at seventy-five percent (75%) when the company's composite performance reaches seventy-five percent (75%) and increases on a percentage basis where one-hundred percent (100%) of composite performance equals a one-hundred percent (100%) funding of the pool. Over-achievement is calculated in the same manner with the pool capped at two-hundred percent (200%) of plan attainment. The pool may be increased by up to twenty percent (20%) at the Chief Executive Officer's discretion.

V.        Basis of the Incentive Award
          ----------------------------

          The starting point in determining each participant's individual incentive award is the evaluation of the individual objectives. The participant's individual raw award is calculated by taking each participant's year-end salary, times their individual index and then adjusted by their individual performance.* This adjusted raw pool is then compared with the sum of the plan participant's year-end salary, times their index which is then adjusted by the corporation's composite performance. This adjusted raw pool is adjusted up or down to match the incentive pool. All participant incentives are paid from the incentive pool.

          The Chief Executive Officer has the discretion to adjust any individual's participation up or down to reflect unusual or unplanned events and may increase the incentive pool by an additional twenty percent (20%) to award outstanding/exceptional individual contributions to company performance. The Chief Executive Officer may also choose to award less than the full amount of the pool.



*Example:
- ---------
Year-end Salary ($) X Individual Index (%) X Individual Goal Achievement (%) = Adjusted Raw Award ($)

VI.       Review, Revision and Modification of the Goals
          ----------------------------------------------

          Under normal business conditions, the corporate goals or individual objectives will not be altered or revised once established for the year. Unexpected and unforeseen developments during the course of the incentive award year may prompt re-examination of an officer's or key executive's established goals. It is the responsibility of each officer and key executive to note the conditions of change which would prompt such a review and take timely action. Such action would include review with the President for need of revision of an established goal as soon as possible after the detected change. The change(s) is subject to final approval of the President.

VII.      Payment of Award
          ----------------

          The incentive award will be paid each officer and key executive in cash as soon as possible after the close of the fiscal year and after approval of the President's recommendations by the Personnel Committee of the Board of Directors.

          To be eligible for full payment, the officer or key executive must have been in the employ of Terra Industries Inc. or one (1) of its subsidiaries January 1 of the incentive plan year and must be actively employed by the corporation on the date the incentive award is paid.

VIII.     Special Provision
          -----------------

          A newly elected officer or key executive will participate in the officer's and key executive's incentive program in proportion to the number of full months worked as an officer or key executive during the incentive program year.

          An officer or key executive who retires, becomes permanently disabled or dies shall cease to participate in the officer's and key executive's incentive program as of the end of the month coincident with retirement, disability or death. The proportionate incentive award will be paid as soon as possible after the close of the fiscal year. While it is the intent of the company to make awards under this plan and to continue the plan from year to year, it reserves the right to amend or terminate the plan entirely at its discretion.